Exhibit 99.1

OvaScience Names Harald F. Stock Chief Executive Officer-Elect

— Industry Veteran Brings Proven, Global Commercial Expertise —

— Michelle Dipp Appointed Executive Chairman of the Board of Directors —

WALTHAM, Mass. — Jan. 6, 2016 — OvaScienceSM (NASDAQ: OVAS), a global fertility company focused on the discovery, development and commercialization of new treatment options, today announced Harald F. Stock, Ph.D., will succeed Michelle Dipp, M.D., Ph.D. as CEO, effective July 1, 2016. Dr. Stock has nearly two decades of experience driving global commercial growth in the healthcare industry and has served on the OvaScience Board since 2013. Dr. Dipp has been appointed Executive Chairman of the Board, and she will remain CEO until July 1. In her new role, Dr. Dipp will work closely with Dr. Stock to evolve the Company’s corporate strategy and will focus on business development.

“With our first fertility treatment now commercial and our pipeline on track, we are committed to building a strong global commercial and operational platform to expand access to our treatments and technology,” said Dr. Dipp. “Harald’s strong track record for evolving, growing and commercializing innovative healthcare companies makes him the right choice to lead the execution of OvaScience’s long-term global strategy. I look forward to working alongside Harald as we move into the next phase of growth for the Company.”

Dr. Stock, 47, has held leadership roles in a wide range of healthcare companies, including direct-to-consumer, innovative specialty pharma and service-intensive device and diagnostics businesses. His operational track record includes growing sales of multiple products in the U.S., Europe, Asia and other key markets around the world. Most recently, Dr. Stock served as President and CEO of Sweden-based ArjoHuntleigh, a leading acute and long-term care equipment company with global revenues of approximately $1 Billion, where he led the growth turnaround of the company through a renewal of the company’s portfolio and an increased focus on emerging markets. Dr. Stock also served as Executive Vice President, Extended Care Business Area, of Getinge Group, the publicly listed principal owner of ArjoHuntleigh.

Dr. Stock stated, “OvaScience is a pioneer in developing fertility treatments. As a director for nearly three years, I am passionate about the Company’s innovative, proprietary technology platform and believe there is significant opportunity to bring new treatment options to patients around the world.”

Before joining ArjoHuntleigh and Getinge Group, Dr. Stock was the CEO of Grünenthal, an international research-based pharmaceutical company headquartered in Germany, where he led the global transformation to focus on innovative pain medications, expand in Latin America and grew revenues in Europe and the U.S. with the launch of Palexia / Nucynta (Tapentadol). Prior to joining Grünenthal in 2009, Dr. Stock was Chairman and Managing Director at DePuy, the Orthopedics Division of Johnson & Johnson. Previously, he led corporate divisions of the Roche Group including Senior Vice President of the Global Near Patient Testing business. Dr. Stock holds a Ph.D. in Inorganic Chemistry from Ruprecht-Karls-University of Heidelberg, Germany.

About OvaScience

OvaScience (NASDAQ: OVAS) is a global fertility company dedicated to improving treatment options for women around the world. OvaScience is discovering, developing and commercializing novel fertility treatments because we believe women deserve more options. Each OvaScience treatment is based on the Company’s proprietary technology platform that leverages the breakthrough discovery of egg precursor (EggPCSM) cells — immature egg cells found inside the protective ovarian lining. The AUGMENTSM treatment, a fertility option specifically designed to improve egg health, is available in certain IVF clinics in select international regions outside of the United States. OvaScience is developing the OvaPrimeSM treatment, which could increase a woman’s egg reserve, and the OvaTureSM treatment, a potential next-generation IVF treatment that could help a woman produce healthy, young, fertilizable eggs without hormone injections. For more information, please visit www.ovascience.com and www.augmenttreatment.com and connect with us on Twitter and Facebook.

Forward-Looking Statements

This press release includes forward-looking statements about the Company’s plans for the commercialization of our fertility treatments in development and our future management. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: the science underlying our treatment and treatments in development (including the AUGMENT, OvaPrime and OvaTure treatments), which is unproven; our ability to obtain regulatory approval where necessary for our potential treatments; our ability to develop our potential treatments, including the OvaPrime and OvaTure treatments.

Media and Investor Contact:

OvaScience
Rebecca J. Peterson, 617-420-8736

rpeterson@ovascience.com